UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 13, 2013

FIVE BELOW, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Market Street
Suite 1900
Philadelphia, PA 19103
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (215) 546-7909

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On December 13, 2013, David Schlessinger, Executive Chairman of Five Below, Inc. (“Five Below” or “Company”), adopted a stock trading plan (the “10b5-1 Plan”) pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended.
Under Rule 10b5-1 directors, officers and other employees who are not in possession of material, non-public information may adopt a pre-arranged plan or contract for the sale of company securities under specified conditions and at specified times. Using these 10b5-1plans, individuals may gradually diversify their investment portfolios and spread stock trades out over an extended period of time to reduce market impact regardless of any material non-public information they may receive after adopting their plans.
Mr. Schlessinger’s 10b5-1 Plan provides for the sale of up to 400,000 shares of the Company’s common stock. Shares may be sold under Mr. Schlessinger’s 10b5-1 Plan on the open market at prevailing market prices, with portions subject to minimum price thresholds specified in his plan. Sales pursuant to the 10b5-1 Plan are expected to begin as early as January 13, 2014. After adopting the 10b5-1 Plan, Mr. Schlessinger will no longer have discretion over the sales of his shares of common stock under the 10b5-1 Plan. The 10b5-1 Plan will terminate on the earlier of (i) January 31, 2015, (ii) the date on which all 400,000 shares of common stock under the 10b5-1 Plan have been sold, (iii) the date Mr. Schlessinger provides written notice to the Company of termination of the 10b5-1 Plan or (iv) otherwise in accordance with the termination provisions specified in the 10b5-1 Plan.
Any transactions under the 10b5-1 Plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission when due. Except as required by law, Five Below does not undertake to report stock trading plans by other officers or directors of the Company, or to report modifications or terminations of any such plans.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Below, Inc.

Date: December 13, 2013	By:	/s/ Kenneth R. Bull
		Name:	Kenneth R. Bull
		Title:	Chief Financial Officer, Secretary and Treasurer